Exhibit 99

CACI Updates Fiscal Year 2007 Guidance
Analysts’ Conference Call Scheduled for January 18, 2007

Arlington, VA, January 17, 2007 — CACI International Inc (NYSE:  CAI) announced today that the Company is updating its Fiscal Year 2007 (FY07) guidance.

The Company now expects revenue for FY07 to range between $1.875 billion and $1.950 billion.  Diluted earnings per share is now expected to range between $2.45 and $2.65.  This revised guidance is based upon unexpected reductions in demand on contracts supporting certain operations and maintenance activities in the Department of Defense (DoD). This is the result of the continuing high priority of funding for the warfighter in Iraq and Afghanistan. In addition, with the exception of the Department of Homeland Security, all federal civilian agencies are operating under a continuing resolution and are expected to do so for the remainder of the government fiscal year.  These conditions are causing CACI’s customers to defer or reduce work under current contracts.

Other factors contributing to the revised guidance include:

•	An increase in the number and duration of protests of major contract awards received by the Company, resulting in the delay of the initiation of work.

•	The competitive hiring environment for individuals with high level security clearances.

•	The recent loss of two recompeted contracts with high labor content.

Management believes the fundamentals of CACI’s business remain strong, even while the conversion of record FY 2006 awards and funding to revenue has been slower than originally forecasted.  The company remains well positioned to meet its long-term growth objectives with the receipt of approximately $1.4 billion in contract awards and almost $1.1 billion in contract funding orders during the first six months of FY07, its unwavering commitment to customer success, and aggressive pursuit of strategic acquisitions.

This revised guidance excludes the revenue and earnings from future acquisitions that may be completed prior to the end of FY07.

This guidance represents our views as of January 17, 2007.  Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

Fiscal Second Quarter 2007

Based on current information, the Company now expects its fiscal second quarter results will be at the low end of the guidance ranges for revenue and diluted earnings per share issued on November 1, 2006.  As previously announced, the Company will release fiscal second quarter results and issue fiscal third quarter and initial fiscal fourth quarter 2007 guidance on Wednesday,  January 31, 2007 after the close of markets with a conference call scheduled for 8:30 AM ET on Thursday, February 1, 2007.

January 18th Conference Call Information

The Company has scheduled a conference call for 8:30 AM Eastern Time, Thursday, January 18th during which management will make a presentation regarding this announcement.  A brief question-and-answer session will follow.   Interested parties can listen to the conference call by dialing (800) 289-0572 (domestic) or (913) 981-5543 (international) with the confirmation code 7654883, or by logging on to CACI’s homepage, www.caci.com, at the scheduled time.   A replay of the call will also be available over the Internet beginning at 1 PM, Eastern Time, Thursday, January 18th, and can be accessed through CACI’s homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI has been named to the Fortune 1000 Largest Companies of 2006. A member of the Russell 1000 index, CACI provides dynamic careers for approximately 10,000 employees working in over 130 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

For investor information contact:	For other information contact:
David Dragics, Senior Vice President, Investor Relations	Jody Brown, Executive Vice President, Public Relations
(703) 841-7835, ddragics@caci.com	(703) 841-7801, jbrown@caci.com

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